Exhibit 4.11

UNIT PURCHASE OPTION
CLARIFICATION AGREEMENT

This Unit Purchase Option Clarification Agreement (this “Agreement”), dated March 28, 2007, is to amend the Unit Purchase Option, dated as of August 25, 2003 (the “Option”), issued by NationsHealth, Inc., a Delaware corporation (the “Company”), to EarlybirdCapital, Inc. (“Option Holder”).

WHEREAS, the parties hereto desire to amend the Option to clarify that the Option Holder does not have the right, and did not have the right at the time of issuance of the Option, to receive a net cash settlement in the event the Company does not maintain a current prospectus relating to the units, common stock and warrants issuable upon exercise of the Option at the time such Option is exercisable.

NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree to amend the Option as set forth herein.

4. Option. The undersigned hereby agree that the Option is hereby amended by adding the following as Section 2.1.1 to the Option:

“2.1.1 No Exercise of Purchase Option if a Registration Statement is not Effective. Notwithstanding anything herein to the contrary, the Company shall not be obligated to deliver any securities pursuant to the exercise of this Purchase Option unless (i) a registration statement under the Act with respect to the Units, Warrants and Common Stock issuable upon such exercise is effective, or (ii) in the opinion of counsel to the Company or counsel to the Holder reasonably satisfactory to the Company, the exercise of this Purchase Option is exempt from the registration requirements of the Act, as defined below, and such securities are qualified for sale or exempt from qualification under applicable securities laws of the states or other jurisdictions in which the registered holders reside. This Purchase Option may not be exercised by, or securities issued to, any registered holder in any state in which such exercise or issuance would be unlawful. The Holders are not, and at the time of the initial issuance of this Purchase Option were not, entitled to receive a net-cash settlement or other consideration in lieu of physical settlement in securities if the securities underlying this Purchase Option are not covered by an effective registration statement.”

5. Damages. The undersigned hereby agree that solely for the reason outlined in the recital clause of this Agreement and without otherwise in any way limiting any rights the Holder may have under applicable law as a result of a breach by the Company of any provision of the Option, the Option is hereby amended by deleting Section 5.3 in its entirety.

6. Miscellaneous.

a. Governing Law; Jurisdiction. The validity, interpretation, and performance of this Agreement shall be governed in all respects by the laws of the State of New York, without giving effect to conflict of laws. The Company hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. The Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. Any such process or summons to be served upon the Company may be served by transmitting a copy thereof by registered or certified mail, return receipt requested, postage prepaid, addressed to it in care of the address set forth above or such other address as the undersigned shall furnish in writing to the other. Such mailing shall be deemed personal service and shall be legal and binding upon the Company in any action, proceeding or claim.

b. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and to their respective heirs, legal representatives, successors and assigns.

c. Entire Agreement. This Agreement sets forth the entire agreement and understanding between the parties as to the subject matter thereof and merges and supersedes all prior discussions, agreements and understandings of any and every nature among them. Except as set forth in this Agreement, provisions of the original Option which are not inconsistent with this Agreement shall remain in full force and effect. This Agreement may be executed in counterparts.

d. Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

IN WITNESS WHEREOF, the parties hereto have executed this Unit Purchase Option Clarification Agreement as of the date first written above.

NATIONSHEALTH, INC.

By: /s/ Timothy Fairbanks
Name: Timothy Fairbanks
Title: Chief Financial Officer

EARLYBIRDCAPITAL, INC.

By: /s/ David M. Nussbaum
Name: David M. Nussbaum
Title: Chairman

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